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PROSPECTUS SUPPLEMENT                                        RULE 424(b)(3)
(TO PROSPECTUS DATED MARCH 15, 2002)                         (REGISTRATION NO. 333-82920)
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                             MCDONALD'S CORPORATION

                                   10,000,000
                           STOCK APPRECIATION RIGHTS

                                ---------------

    McDonald's Corporation (the "Company"), upon the terms and subject to the conditions set forth in the Prospectus, dated March 15, 2002 (as amended or supplemented as of the date hereof, the "Prospectus"), hereby amends its 2002 QSC Rewards Program (the "Plan").

        The Prospectus is amended, as follows:

        MEASUREMENT PERIOD: The end date of the first measurement period of the Plan (the "First Measurement Period") shall be extended from March 31, 2003 to September 30, 2003.

        MYSTERY SHOPS: The provision in the Plan that each restaurant will receive between twelve and twenty mystery shop third-party assessments during each measurement period has been amended to provide that an unlimited number of mystery shop third-party assessments may be conducted during a measurement period. All mystery shop third-party assessments completed during the First Measurement Period shall be counted in the mystery shop scores; provided, that such third-party assessments were conducted using the Restaurant Operations Improvement Process ("ROIP") mystery shop forms and third-party vendors.

        TERMINATION OF THE PLAN: The Plan will terminate upon completion of the First Measurement Period on September 30, 2003 and after the top 20% of the U.S. owner/operators are identified and rewarded.

        As a result of the extension of the First Measurement Period, set forth above, the organizational scores will be calculated, as follows:

        OPERATIONS REVIEWS:

       - If more than one full operations review is completed during the First Measurement Period, only the FIRST full operations review will count in the operations review score.

       - If more than one follow-up full operations review is completed during the First Measurement Period, only the FIRST follow-up full operations review will count in the operations review score.

       - If more than two short operations reviews are completed during the First Measurement Period, only the FIRST TWO short operations reviews will count in the operations review score.

        EMPLOYEE COMMITMENT:

       - Only those employee commitment surveys completed between April 1, 2002 and March 31, 2003 will be used in determining the employee commitment score.

       - If an employee commitment survey is not completed between April 1, 2002 and March 31, 2003, then a raw score of zero will be granted in place of the score that otherwise would have been received on the employee commitment survey.

       - The People Review section of the first full operations review and the first follow-up full operations review will be used in determining the employee commitment score.

All other aspects of the Plan will remain the same through and until the termination of the Plan, unless the Special Program Committee notifies you otherwise.

        Unless otherwise defined herein, capitalized terms in this Prospectus Supplement have the same meaning as in the Prospectus. The amended terms of the Plan, set forth above, supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

March 4, 2003